FOR IMMEDIATE RELEASE
January 20, 2004

For further information contact:
John S. Fiore
President and Chief Executive Officer
Synergy Financial Group, Inc.
(800) 693-3838, extension 3292

                          Synergy Financial Group, Inc.
                    Announces Completion of Stock Conversion

Cranford,  New Jersey,  January 20, 2004 - Synergy Financial Group, Inc. (Nasdaq
NMS: SYNFD) (the "Company"), the new holding company of Synergy Bank and Synergy Financial Services, Inc., announced today that it has received all regulatory approvals for its second-step conversion from the mutual holding company form of organization to a full stock corporation (the "Conversion"), and expects to close the Conversion at the close of business today. Upon closing, Synergy, MHC and the former Mid-Tier Stock Holding Company of Synergy Bank and Synergy Financial Services, Inc. will be eliminated.

Shares of the Company are expected to begin trading on Wednesday, January 21, 2004 on the Nasdaq National Market. During the initial twenty (20) days of trading, the stock will trade under the symbol "SYNFD." Thereafter, the symbol will be "SYNF," which is the same symbol formerly used by the Mid-Tier Stock Holding Company on the OTC Bulletin Board.

The Company sold 7,035,918 shares of its common stock in the Conversion at $10.00 per share. In addition, each share of common stock held by the public stockholders of its former Mid-Tier Stock Holding Company will be converted into
3.7231 shares of common stock of the Company, resulting in an aggregate of 5,416,180 exchange shares. Cash will be issued in lieu of fractional shares. Accordingly, the Company will have 12,452,098 total shares outstanding following the Conversion, which is the adjusted maximum of the estimated valuation range.


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Eligible  account  holders as of March 31, 2002,  the Company's  employee  stock ownership plan, supplemental eligible account holders as of September 30, 2003 and other depositors at Synergy Bank as of October 31, 2003 will have valid orders filled in full. Shareholders of the Company as of October 31, 2003 will also have valid orders filled in full. Community orders accepted by the Company will be allocated in an equal and uniform manner. If you would like to confirm your allocation, please contact the Conversion Center at (908) 956-4011. The Conversion Center will be open from 4:00 p.m. until 6:00 p.m. today, and will open at 8:00 a.m. on Wednesday, January 21, 2004.

Sandler O'Neill & Partners, L.P. acted as financial advisor to the Company in connection with the Conversion and managed the subscription offering. Malizia Spidi & Fisch, PC acted as special counsel.

Synergy  Financial  Group,  Inc.  is the holding  company  for Synergy  Bank and
Synergy Financial Services, Inc. The Company is a financial services company that provides a diversified line of products and services to individuals and small- to mid-size businesses. Synergy offers consumer banking, mortgage lending, commercial banking, consumer finance, Internet banking and financial services through a network of 18 offices located in Middlesex, Monmouth, Morris and Union counties New Jersey. At September 30, 2003, the Company had total assets and stockholders' equity of $591.3 million and $39.3 million, respectively.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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